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                                                                     EXHIBIT 3.4


                          SECOND AMENDMENT TO BYLAWS OF
                           COSINE COMMUNICATIONS, INC.
                             A Delaware Corporation

THE FOLLOWING AMENDMENT TO THE BYLAWS OF COSINE COMMUNICATIONS, INC., A DELAWARE CORPORATION, WAS ADOPTED BY THE BOARD OF DIRECTORS ON JANUARY 28, 2003:

         ARTICLE 3.2

         Article 3.2 was amended to read in its entirety as follows:


         3.2 NUMBER OF DIRECTORS

                  The authorized number of directors shall be five (5). This number may be changed by a duly adopted resolution of the board of directors.

                  No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

                  A class of directors shall be elected at each annual meeting of stockholders as provided in Section 3.3 of these bylaws. Each director, including a director elected to fill a vacancy, shall hold office until the earlier of their death, resignation or expiration of the term for which elected and until a successor has been elected and qualified.

         ARTICLE 3.7

         Article 3.7 was amended to read in its entirety as follows:


         3.7 SPECIAL MEETINGS; NOTICE

             Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two directors.

             Notice of the time and place of special meetings shall be delivered personally or by telephone to each director or sent by first-class mail or telegram, charges prepaid, or by email or other electronic transmission, addressed to each director at that director's address as it is shown on the records of the corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is delivered personally or by telephone or email, it shall be so delivered at least forty-eight (48) hours before the time of the holding of the meeting. If the notice is delivered by telegram, it shall be delivered to the telegraph company at least forty-eight (48) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.